NASDAQ: ONB

oldnational.com

Contact:

Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

NEWS RELEASE

FOR IMMEDIATE RELEASE –
October 29, 2014

Founders Financial Corporation Shareholders Approve Merger with Old National Bancorp

Evansville, Ind. (October 29, 2014) – At a special meeting of the shareholders of Founders Financial Corporation (“Founders”) held on October 28, 2014, the shareholders approved the merger of Founders with and into Old National Bancorp (“Old National”) (NASDAQ: ONB).

On October 24, 2014, Old National announced that it had received the necessary regulatory approval for the merger with Founders. The completion of the merger remains subject to the satisfaction of the other customary closing conditions contained in the merger agreement.

About Old National

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana and, with $11.2 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Western Kentucky and Louisville, Southern Illinois and Central and Western Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.